Exhibit 99.1

Globecomm Reports Fiscal 2012 Fourth Quarter and Fiscal

Year 2012 Financial Results

HAUPPAUGE, N.Y.—(BUSINESS WIRE)—September 11, 2012— Globecomm Systems Inc. (NASDAQ:GCOM), a leading global communications solutions provider, today announced financial results for the fiscal 2012 fourth quarter and fiscal year ended June 30, 2012. Globecomm is reporting its financial results on a generally accepted accounting principles (GAAP) basis as well as adjusted EBITDA and adjusted diluted net income per common share, both non-GAAP financial measures, for which the Company provides detailed reconciliations on the attached tables. The following are highlights.

Revenues ($M)

	Q4 FY12	Q4 FY11	% Change	FY12	FY11	% Change
Service	$50.1	$52.5	(-4.6)	$220.9	$188.7	17.1
Infrastructure solutions	$54.7	$35.7	53.2	$161.0	$85.5	88.3

Consolidated	$104.8	$88.3	18.8	$381.9	$274.2	39.3

GAAP Results ($M except EPS)

	Q4 FY12	Q4 FY11	% Change	FY12	FY11	% Change
Net income	$7.1	$2.2	228.3	$28.6	$9.0	217.8
Diluted EPS	$0.31	$0.10	210.0	$1.26	$0.41	207.3

Non-GAAP Results ($M except EPS)

	Q4 FY12	Q4 FY11	% Change	FY12	FY11	% Change
Adjusted EBITDA	$9.1	$10.2	(11.0)	$42.6	$33.9	25.5
Adjusted Diluted EPS	$0.13	$0.20	(35.0)	$0.74	$0.62	19.4

Fiscal Year 2012 Fourth Quarter Results

Consolidated revenue for the Company’s fiscal 2012 fourth quarter increased 18.8% to $104.8 million as compared to $88.3 million in the same period last year. Infrastructure revenue increased 53.2% to a record $54.7 million, as compared to $35.7 million in the same period last year. The increase in infrastructure revenue was primarily driven by the achievement of revenue milestones under a major government contract which carries lower than traditional infrastructure margins. Service revenue has been somewhat impacted by the reduction of troops involved in conflicts in Iraq and Afghanistan.

Net income for the Company’s fiscal 2012 fourth quarter increased to $7.1 million, or $0.31 diluted net income per common share, as compared to net income of $2.2 million, or $0.10 diluted net income per common share, in the same period last year. During the fourth quarter of fiscal 2012, the Company recorded a gain for the change in fair value of the ComSource earn-out as a result of changes in ComSource’s actual results and forecasted performance. In accordance with GAAP, this change in the fair value of the earn-out resulted in a $4.1 million ($0.18 per diluted share) gain to net income. In the same period last year, the Company recorded a $2.3 million charge ($0.10 per diluted share) relating to the earn-out of C2C and Evocomm. Excluding these charges, adjusted diluted net income per common share decreased 35.0% to $0.13 as compared to $0.20 in the same period last year.

Adjusted EBITDA for the Company’s fiscal 2012 fourth quarter decreased 11.0% to $9.1 million as compared to $10.2 million in the same period last year. The decreases in adjusted diluted net income per common share and adjusted EBITDA were attributed to services revenue and gross margin being somewhat impacted by the reduction of troops involved in conflicts in Iraq and Afghanistan.

Fiscal Year 2012 Full Year Results

Consolidated revenue for the Company’s fiscal year ended June 30, 2012 increased 39.3% to a record $381.9 million as compared to $274.2 million last year. Service revenue increased 17.1% to a record $220.9 million as compared to $188.7 million last year. The increase in service revenue was primarily driven by the Company’s acquisition of ComSource, contributing $27.6 million, along with an increase in our Access service offering, primarily in the government marketplace. Revenues from infrastructure solutions increased 88.3% to a record $161.0 million as compared to $85.5 million last year. The increase in infrastructure revenues was primarily driven by the achievement of revenue milestones under a major government contract which carries lower than traditional infrastructure margins.

Net income for the Company’s fiscal 2012 year ended June 30, 2012 increased to $28.6 million, or $1.26 per diluted share, as compared to net income of $9.0 million, or $0.41 per diluted share last year. During the Company’s fiscal year 2012 the Company recorded a gain of $11.9 million ($0.52 per diluted share) for the change in fair value of the ComSource earn-out as a result of changes in ComSource’s actual results and forecasted performance. In the fiscal year ended June 30, 2011 the Company recorded a $4.8 million charge ($0.22 per diluted share) relating to the earn-out of C2C and Evocomm, $0.5 million ($0.02 per diluted) related to the acquisition related costs for ComSource, and a non-recurring tax benefit of $0.7 million ($0.03 per diluted share). Excluding these net adjustments, the Company’s adjusted diluted net income per common share for the fiscal year 2012 increased 19.4% to $0.74 from $0.62 last year. The increase in adjusted diluted net income per common share was primarily attributed to the Company’s acquisition of ComSource in April 2011.

Adjusted EBITDA for fiscal 2012 year ended June 30, 2012 increased to a record $42.6 million as compared to $33.9 million last year. The increase in adjusted EBITDA is primarily attributable to the increase in our Access service offering in the government marketplace coupled with the impact of the operating results of ComSource.

Fiscal Year 2012 Highlights

Services Segment

•

Awarded a seven-year subcontract from Ericsson for a maritime GSM/VSAT managed operation of an Ericsson mobile communication network. The network will be implemented on up to 400 container vessels worldwide, providing end-to-end 24/7 automated monitoring and real-time information control.

•

Awarded first managed services contract utilizing the Company’s Tempo Enterprise Media Platform. The contract was awarded by Rollins Corporation (NYSE:ROL). Pursuant to the terms of the four year contract, Globecomm will deploy its Tempo Enterprise Media Platform to over 500 of Rollin’s global locations for corporate communications and training. The Tempo Enterprise Media Platform provides enterprises with the ability to deliver interactive live and on-demand streaming media to desktops, televisions, and mobile devices. The platform works across hybrid delivery networks including Internet CDN, private terrestrial, and satellite.

•

Awarded seven-year contract renewal from Showtime Networks Inc. Globecomm will continue providing Showtime Networks with a managed services solution that supports the origination and broadcasting of over 40 channels. These include standard definition, high definition, MPEG 2 and MPEG 4, and video on demand via satellite and terrestrial means. Globecomm broadcast technicians maintain the on air availability of all channels 24/7, as well as supporting SHOWTIME CHAMPIONSHIP BOXING® and other live events.

•

Reached major media and broadcast milestones. Globecomm now carries greater than 875,000 hours of video content each year via eight distinct teleports and over 48 different satellites, and currently broadcasts and monitors 100 high definition and/or standard definition channels as well as analog channels.

•	Reached major maritime milestone in providing connectivity to over 3,000 vessels globally.

Infrastructure Segment

•

Launched the Company’s next generation Auto-Explorer(TM) 1.2 Meter Multi Band Lightweight Transport (LT) Terminal. The new satellite communications terminal utilizes integrated carbon fiber technology and reduced components weight, making it a lightweight alternative to Globecomm’s existing 1.2 Meter Auto-Explorer(TM) terminal. The LT is fully IATA compliant for checked airline baggage. It offers a three transport case solution—each case weighing less than 70 pounds.

•

Awarded two contracts from US Government customers valued at $17.7 million. Under the terms of the first contract, Globecomm will provide management and related services for delivery of advanced satellite modem technology. Under the second contract Globecomm will provision satellite modem equipment and related services.

•

Awarded a contract from a U.S. Government Agency valued at $74.1 million with options for additional quantities and services. Globecomm will lead this effort for the U.S. Government providing program management and services. The L-3 Narda Satellite Networks, division of L-3 Communications, will work with Globecomm as a subcontractor.

•

The Company received a contract extension from NATO CIS Agency (NCSA) valued at $8.8 million to extend communication services and onsite support for the Company’s previously deployed GPS-Based Force Tracking System (FTS). Globecomm previously announced approximately $52.5 million in contracts from NATO for this project to design and install a GPS FTS, bringing the combined contract value to approximately $61.3 million. The FTS provides NATO with high levels of tracking data and messaging traffic. It enables NATO to identify where its personnel are located at all times, identify other multi-national forces and have the ability to do so in routine and operational situations. This is critical in assisting with the identification of friendly forces and helps prevent fratricide or “blue-on-blue” incidents.

Management’s Review of Results and Expectations

David Hershberg, Chairman and CEO, said “Despite a challenging economic backdrop that continues to provide head winds for the Company’s infrastructure segment, Globecomm is proud to have completed yet another year of record revenues and adjusted EBITDA. Due to the uncertainty surrounding the U.S. Government’s budget environment, including the reduced Afghanistan commitment, fiscal 2013 will be a challenge to improve on the excellent results of fiscal 2012.”

Mr. Hershberg continued: “The balance sheet remains strong, with $58 million of net cash and we anticipate a strong cash flow in fiscal 2013. This will provide us ample liquidity to execute our overall business plan and vision. We continue to expand our sales force, invest in new products and expand the global service network foot print. Furthermore, we see excellent opportunity in the wireless, media and maritime vertical marketplaces and are well positioned in the government vertical if the budget situation is resolved. Our acquisitions continue to perform well and we are continuing our search for additional strategic acquisition opportunities. I want to thank the entire Globecomm team for an excellent year and look forward to a strong year ahead.”

Keith Hall, President and COO, added “Coming off a record year in fiscal 2012, we are excited about the investments we have made to develop our commercial market verticals. Key highlights include our first major TEMPO award and our contract with Ericsson to provide Machine to Machine managed services to up to 400 vessels. Globecomm has come a long way in the development of our value proposition as a global communication solution provider as evident by these awards. With the evolution of the Internet and mobile communications, we remain at the forefront of network and application innovation. Cloud and hybrid-satellite network opportunities are evolving based on this innovation and we continue to develop seamless experiences for our customers. As we enter fiscal 2013 we will continue to build upon this value proposition and are excited about the opportunities it will afford us.”

Management’s Current Expectations for the Fiscal Year Ending June 30, 2013

Globecomm currently expects the following financial results for the fiscal year 2013:

•	Consolidated revenues to be between $340 and $360 million.

•	Service segment revenues to be between $200 and $210 million.

•	GAAP diluted net income per common share to be between $0.66 and $0.76.

•	Adjusted EBITDA to be between $40 and $44 million.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP measure which represents net income before interest income, interest expense, provision for income taxes, depreciation, amortization expense, non-cash stock compensation expense, acquisition costs and earn-out fair value adjustments. Globecomm believes this provides greater transparency by helping illustrate comparability between current and prior periods. Under an accounting pronouncement on business combinations, acquisition related costs are required to be expensed rather than capitalized, and changes to the fair value of earn-out payments must be recognized in earnings. Therefore, the exclusion of acquisition related costs and the earn-out fair value adjustments in the adjusted EBITDA calculation provides better comparability.

Adjusted EBITDA does not represent cash flows as defined by GAAP. Globecomm discloses adjusted EBITDA since it is a financial measure commonly used in its industry. Because adjusted EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, the Company also uses adjusted EBITDA in measuring performance relative to that of our competitors and in evaluating acquisition opportunities. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions. Adjusted EBITDA is not meant to be considered a substitute or replacement for net income as prepared in accordance with GAAP. Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Reconciliation between GAAP net income and adjusted EBITDA is provided in a table immediately following the Condensed Consolidated Balance Sheets.

Reconciliation of adjusted diluted net income per common share excludes acquisition related costs, earn-out fair value adjustments and non-recurring tax adjustments. These amounts are not in accordance with GAAP. However, Globecomm believes this measure provides greater transparency by helping illustrate comparability between current and prior periods. The non-recurring tax adjustment primarily relates to research and development tax credits for fiscal years 2004, 2005 and 2010, therefore they have been excluded as a non-GAAP measure to provide better comparability of results. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions.

About Globecomm Systems

Globecomm Systems Inc. (“we”, “our”, “us” or “Globecomm”), is a leading global communications solutions provider. Employing our expertise in emerging communication technologies, including satellite and other transport mediums, we are able to offer a comprehensive suite of system integration, system products, and network services enabling a complete end-to-end solution for our customers. We believe our integrated approach of in-house design and engineering expertise combined with a world-class global network and our 24 by 7 network operating centers provides us a unique competitive advantage. We focus this value proposition in selective vertical markets, including government, wireless, media, enterprise and maritime. As a communications solutions provider we leverage our global network to provide customers managed access services to the United States Internet backbone, video content, the public switched telephone network or their corporate headquarters or government offices. We currently have customers for which we are providing these solutions in the United States, Europe, South America, Africa, the Middle East and Asia.

Based in Hauppauge, New York, Globecomm also maintains offices in Maryland, New Jersey, Virginia, the Netherlands, South Africa, Hong Kong, Germany, Singapore, the United Arab Emirates and Afghanistan.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse to our security holders.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K, including without limitation under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.

SOURCE: Globecomm Systems Inc.

For Globecomm Investor Relations information:

Matthew Byron, 631-457-1301

Senior Vice President, Corporate Office IR/M&A

ir@globecommsystems.com

or

Globecomm Systems Inc.

45 Oser Avenue

Hauppauge, NY 11788

Phone: 631-231-9800; Fax: 631-231-1557

Web: http://www.globecommsystems.com

-Financial tables follow-

Globecomm Systems Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Year Ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011
Revenues from services	$50,099	$52,541	$220,921	$188,700
Revenues from infrastructure solutions	54,713	35,720	160,980	85,491

Total revenues	104,812	88,261	381,901	274,191

Costs and operating expenses:
Costs from services	35,334	35,561	152,302	131,329
Costs from infrastructure solutions	48,292	30,350	142,831	70,423
Selling and marketing	5,285	5,087	19,576	18,015
Research and development	1,349	1,572	6,251	4,304
General and administrative	9,519	9,505	34,432	30,038
Earn-out fair value adjustments	(4,129)	2,275	(11,874)	4,824

Total costs and operating expenses	95,650	84,350	343,518	258,933

Income from operations	9,162	3,911	38,383	15,258

Interest income	75	42	246	186
Interest (expense)	(111)	(192)	(574)	(410)

Income before income taxes	9,126	3,761	38,055	15,034

Provision for income taxes	2,042	1,603	9,492	6,046

Net income	$7,084	$2,158	$28,563	$8,988

Basic net income per common share	$0.32	$0.10	$1.29	$0.42

Diluted net income per common share	$0.31	$0.10	$1.26	$0.41

Weighted-average shares used in the calculation of basic net income per common share	22,296	21,642	22,078	21,332

Weighted-average shares used in the calculation of diluted net income per common share	22,828	22,459	22,711	22,026

Globecomm Systems Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2012	June 30, 2011
Assets
Current assets:
Cash and cash equivalents	$72,196	$47,964
Accounts receivable, net	59,224	59,335
Inventories	30,664	42,429
Prepaid expenses and other current assets	4,101	5,620
Deferred income taxes	7,041	1,642

Total current assets	173,226	156,990
Fixed assets, net	47,712	42,147
Goodwill	68,463	70,171
Intangibles, net	19,331	23,055
Other assets	1,335	2,248

Total assets	$310,067	$294,611

Liabilities and Stockholders’ Equity
Current liabilities	$63,389	$77,304
Other liabilities	230	9,248
Long term debt	14,575	20,675
Deferred income taxes	12,485	3,594
Total stockholders’ equity	219,388	183,790

Total liabilities and stockholders’ equity	$310,067	$294,611

Globecomm Systems Inc.

Reconciliation of Net Income to adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net income	$7,084	$2,158	$28,563	$8,988
Adjustments:
Interest (income)	(75)	(42)	(246)	(186)
Interest expense	111	192	574	410
Earn-out fair value adjustments	(4,129)	2,275	(11,874)	4,824
Provision for income taxes	2,042	1,603	9,492	6,046
Depreciation and amortization	3,223	2,871	12,614	9,703
Stock compensation expense	849	1,166	3,476	3,679
Acquisition related costs	—	6	—	468

Adjusted EBITDA	$9,105	$10,229	$42,599	$33,932

Globecomm Systems Inc.

Reconciliation of adjusted diluted Net Income per common share

(Unaudited)

	Three Months Ended		Year Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Diluted net income per common share	$0.31	$0.10	$1.26	$0.41
Acquisition related costs (A)	—	—	—	0.02
Earn-out fair value adjustments	(0.18)	0.10	(0.52)	0.22
Non-recurring tax adjustments (B)	—	—	—	(0.03)

Adjusted diluted net income per common share	$0.13	$0.20	$0.74	$0.62

(A)	Amount represents acquisition costs of approximately $0.5 million related to the Company’s acquisition of ComSource in April 2011.
(B)	Amount represents non-recurring tax adjustment related to research and development tax credits for fiscal years 2004, 2005 and 2010.